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TransCode Therapeutics, Inc.

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TransCode Therapeutics Publishes Open Letter with regard to Reverse Stock Split Proposal

BOSTON, MA, May 13, 2024 (GLOBE NEWSWIRE) - TransCode Therapeutics, Inc. (“TransCode” or the “Company”) (NASDAQ: RNAZ), the RNA oncology company committed to more effectively treating cancer using RNA therapeutics, today announced publication of an open letter to shareholders with regard to Reverse Stock Split proposal. The text of the letter is below.

An Open Letter to Shareholders of TransCode Therapeutics, Inc.

May 13, 2024

Open Letter to Shareholders

Dear Shareholder,

As you may have seen, we have filed an amended proxy statement in connection with our Annual Meeting scheduled for June 13.

One of the proposals in the proxy provides for authorizing the Board of Directors, if they believe it is the best interests of the company and shareholders, to effect a reverse split of our stock.

This has been one of the most difficult deliberations we have had. This is NOT something any of the directors (or management) wishes to do – and hopes that it won’t be needed. The reason for the re-quested authorization is that our common stock did not close at $1.00 per share or more for any ten day period ended May 6, the so-called Minimum Bid Requirement.

As we noted in the 8-K filed May 10, Nasdaq has notified us that because we did not meet the Mini-mum Bid Requirement by May 6, the Nasdaq staff is recommending that our shares be delisted. We have the right, and we intend to, file a request for a Nasdaq Panel Hearing at which hearing we intend to appeal the decision.

Our stock has closed above $1.00 per share for four consecutive days through May 10. Even if it con-tinues to close above $1.00 per share for another six trading days (longer hopefully), it will not guaran-tee that the Panel will provide any leeway.

The reason for requesting the authority to do the reverse split is that, as a last resort, we can inform the Panel that shareholders have authorized a reverse split. There is also no assurance that the au-thorization (alone or in combination with other reasons we will provide the Panel) will result in our stock not being delisted, but the company and its advisors believe this is our best chance.

We believe having our stock continue to be listed on The Nasdaq Capital Market will be valuable in a number of ways in the future.

We hope to not have to effect a reverse split, but we also believe that our shareholders are best served by doing everything we can to continue to be Nasdaq-listed.

We share your frustration and greatly appreciate your support.

Your Board and Management

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk associated with drug discovery and development; the risk that the results of our planned clinical trials will not be consistent with our pre-clinical studies or expectations; risks associated with the timing and outcome of TransCode’s planned regulatory submissions; risks associated with TransCode’s planned clinical trials for its product candidates; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with TransCode’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from other companies developing products for similar uses; risks associated with TransCode’s financial condition and its need to obtain additional funding to support its business activities, including TransCode’s ability to continue as a going concern; risks associated with TransCode’s dependence on third parties; and risks associated with the COVID-19 coronavirus. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause TransCode’s actual results to differ from those contained in or implied by the forward-looking statements, see the section entitled “Risk Factors” in TransCode’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as discussions of potential risks, uncertainties and other important factors in any subsequent TransCode filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release; TransCode undertakes no duty to update this information unless required by law.

For more information, please contact:

TransCode Therapeutics, Inc.
Tom Fitzgerald, Interim CEO and CFO
tom.fitzgerald@transcodetherapeutics.com